Exhibit 99.1
January 25, 2007
Avnet, Inc. Reports Second Quarter Fiscal Year 2007 Results
Revenue Diversification and Operating Leverage Drive Strong Growth in Earnings
Phoenix, Arizona - Avnet, Inc. (NYSE:AVT) today reported revenue of $3.89 billion for second quarter fiscal 2007 ended December 30, 2006, representing an increase of 3.5% over second quarter fiscal 2006. Excluding the impact of divestitures during fiscal year 2006, second quarter revenue grew 6.0% over the year ago quarter and 3.2% excluding the impact of foreign currency translation. Net income for second quarter fiscal 2007 was $99.1 million, or $0.67 per share on a diluted basis, as compared with net income of $49.6 million, or $0.34 per share on a diluted basis, for the second quarter last year. Excluding the impact of $32.4 million of restructuring and other charges recorded in the prior year quarter, net income and diluted earnings per share increased 40% year over year. Included in these results is stock compensation expense of $0.02 per diluted share in both the current year and prior year second quarter.
Operating income for second quarter fiscal 2007 was $163.8 million, up 72% as compared with operating income of $95.5 million in the year ago quarter and up 28% excluding last year’s restructuring and other charges mentioned above. Operating income as a percent of sales was 4.2%, up 81 basis points from last year’s second quarter, excluding the restructuring and other charges recorded in the year ago quarter, with both operating groups contributing to the improvement.
Roy Vallee, Chairman and Chief Executive Officer, commented, “Our strong performance this quarter was the result of our highly diversified revenue base and continuously improving expense productivity across both operating groups. While year over year revenue growth slowed to 3.5% this quarter, we were able to grow operating income eight times faster than revenues for the quarter. When combined with solid working capital velocity, driven by a sequential reduction in inventory dollars at EM and seasonally higher sales at TS, return on capital employed improved 155 basis points over the year ago quarter to 11%, the highest level in over ten years.”
Electronics Marketing (EM) sales of $2.33 billion in the second quarter fiscal 2007 were up 3.4% on a year over year basis and 5.1% when adjusted for divestitures. EM sales in EMEA and Asia increased 9.4% and 7.5%, respectively, year over year while the Americas region decreased 3.9%. Excluding divestitures and the impact of foreign currency translation, year over year growth at EM EMEA was 6.6%. EM operating income of $119.1 million for second quarter fiscal 2007 was up 30% over the prior year second quarter operating income of $91.5 million and operating income margin of 5.1% was up 104 basis points over the prior year quarter representing the fourth consecutive quarter of operating margin in excess of 5.0%.
Mr. Vallee added, “Electronics Marketing delivered another quarter of significant year over year margin expansion. While revenue growth was dampened by a relatively mild component industry correction, our gross profit margin at EM was up on both a sequential and year over year basis. During the quarter, EM reduced inventory by $51 million sequentially in reported U.S. dollars or approximately $67 million in constant dollars. With inventory managed back to desired levels and our margins improving, we believe EM is well positioned to drive further earnings improvement as we enter our seasonally strong March quarter.”
Technology Solutions (TS) sales of $1.56 billion in the second quarter fiscal 2007 were up 3.7% year over year and up 7.3% when adjusted for the divestiture of Avnet Enterprise Solutions (“AES”). Second quarter sales in the Americas (excluding AES in the prior year quarter) and EMEA increased 3.5% and 17.5%, respectively, year over year, while sales in Asia were essentially flat. Excluding the impact of foreign currency translation, top line growth in EMEA was 7.0%. TS operating income was $64.0 million, a 15.8% increase as compared with second quarter fiscal 2006 operating income of $55.3 million, and operating income margin of 4.1% increased by 43 basis points over the prior year second quarter.
Mr. Vallee further added, “Technology Solutions produced its fourteenth straight quarter of year over year improvement in both operating income dollars and margin. We closed out another strong December quarter with 28% sequential growth and remain excited about our prospects for TS going forward as we integrate the recently acquired Access Distribution business. In addition to adding approximately $2 billion in annual sales, TS is now positioned to sell a broader range of products and services into an expanded VAR base with the contributions of several hundred talented new associates. With return on capital consistently exceeding our hurdle rate, TS continues to grow economic profits and shareholder value.”
The acquisition of Access Distribution was completed on December 31, 2006, the first day of Avnet’s fiscal third quarter. The integration of the Access business into Avnet’s Technology Solutions Group is expected to be essentially complete by the end of June 2007 with projected annual costs savings of at least $15 million.
The Company generated $230 million of free cash flow (as defined later in this release) during the second quarter of fiscal 2007. As a result, the Company ended the quarter with $390 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $774 million prior to the acquisition of Access.
Ray Sadowski, Chief Financial Officer, stated: “This quarter’s cash flow performance is further evidence of the impact our value based management initiatives have had on the cash generation capability of our business, and consequently our balance sheet. Over the last four quarters we have generated approximately $330 million of free cash flow thereby significantly strengthening our balance sheet and allowing us to finance the Access acquisition with existing liquidity while maintaining investment grade credit statistics.”
Outlook
For Avnet’s third quarter fiscal 2007, management expects sales at EM to be in the range of $2.43 billion to $2.53 billion and anticipates sales for TS, including Access, to be between $1.67 billion to $1.77 billion. Therefore, Avnet’s consolidated sales are forecasted to be $4.10 billion to $4.30 billion for third quarter fiscal 2007 ending on March 31, 2007. Management expects the third quarter earnings to be in the range of $0.67 to $0.71 per share, including approximately $0.02 per share related to the expensing of stock-based compensation. The above EPS guidance does not include the amortization of intangibles and integration charges related to the acquisition of Access Distribution as those amounts have not yet been determined.

Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with the post-closing integration of Access Distribution, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share. The non-GAAP financial information is used to reflect the Company’s results of operations excluding certain items that have arisen from restructuring, integration and other charges in the periods presented.
Management believes that operating income adjusted for restructuring, integration and other charges is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of restructuring, integration and other charges as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management similarly believes net income and diluted earnings per share adjusted for the impact of the items discussed above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Reconciliations of the Company’s reported results to the results adjusted for the items discussed above are included in the following table:

	Operating
Quarter ended December 31, 2005	Income	Net Income	Diluted EPS
	(in thousands, except per share data)
GAAP results	$95,498	$49,636	$0.34
Restructuring, integration and other charges	32,423	21,360	0.14

Adjusted results	$127,921	$70,996	$0.48

Cash Flow Activity
The following table summarizes the Company’s cash flow activity for the second quarters and first six months of fiscal 2006 and 2007, including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisitions of operations, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.
Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow generated from (used for) working capital. Similar to free cash flow, management believes that this breakout is an important measure to help management and investors understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through its management of the net balance of receivables, inventories and accounts payable.

	Second Quarters Ended		Six Months Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
	(in thousands)
Net income	$99,088	$49,636	$163,231	$74,533
Non-cash and other reconciling items	45,933	47,814	96,783	81,672
Cash flow generated from (used for) working capital (excluding cash and cash equivalents)	92,653	(109,192)	(48,957)	(317,205)

Net cash flow generated from (used for) operations	237,674	(11,742)	211,057	(161,000)
Cash flow generated from (used for):
Purchases of property, plant and equipment	(13,574)	(10,918)	(27,619)	(24,067)
Cash proceeds from sales of property, plant and equipment	234	1,337	962	1,629
Acquisitions of operations, net	(4,180)	(6,032)	(4,180)	(304,022)
Effect of exchange rates on cash and cash equivalents	3,696	(1,498)	3,784	(2,537)
Other, net financing activities	6,488	1,510	9,570	23,579

Net free cash flow	$230,338	$(27,343)	$193,574	$(466,418)

Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 250 locations serving 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended July 1, 2006, Avnet generated revenue of $14.25 billion. For more information, visit www.avnet.com.
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED
	DECEMBER 30,	DECEMBER 31,
	2006	2005 *
Sales	$3,891.2	$3,759.1
Income before income taxes	148.7	75.3
Net income	99.1	49.6
Net income per share:
Basic	$0.67	$0.34
Diluted	$0.67	$0.34

	FIRST HALVES ENDED
	DECEMBER 30,	DECEMBER 31,
	2006 *	2005 *
Sales	$7,539.6	$7,027.4
Income before income taxes	247.8	112.5
Net income	163.2	74.5
Net income per share:
Basic	$1.11	$0.51
Diluted	$1.11	$0.51
* See Notes to Consolidated Statements of Operations on Page 11.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	SECOND		FIRST
	QUARTERS ENDED		HALVES ENDED
	DECEMBER 30,	DECEMBER 31,	DECEMBER 30,	DECEMBER 31,
	2006	2005*	2006*	2005*
Sales	$3,891,180	$3,759,112	$7,539,580	$7,027,377
Cost of sales (Note 1*)	3,397,309	3,297,276	6,577,344	6,142,309

Gross profit	493,871	461,836	962,236	885,068
Selling, general and administrative expenses	330,055	341,451	653,449	680,221
Restructuring, integration and other charges (Note 1*)	—	24,887	—	38,673

Operating income	163,816	95,498	308,787	166,174
Other income, net	2,635	2,960	6,381	4,838
Interest expense	(17,741)	(23,115)	(40,027)	(46,844)
Debt extinguishment costs (Note 2*)	—	—	(27,358)	(11,665)

Income before income taxes	148,710	75,343	247,783	112,503
Income tax provision	49,622	25,707	84,552	37,970

Net income	$99,088	$49,636	$163,231	$74,533

Net earnings per share:
Basic	$0.67	$0.34	$1.11	$0.51

Diluted	$0.67	$0.34	$1.11	$0.51

Shares used to compute earnings per share:
Basic	146,967	145,978	146,843	145,374

Diluted	148,130	146,821	147,666	146,886

* See Notes to Consolidated Statements of Operations on Page 11.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	DECEMBER 30,	JULY 1,
	2006	2006
Assets:
Current assets:
Cash and cash equivalents	$389,823	$276,713
Receivables, net	2,716,668	2,477,043
Inventories	1,623,562	1,616,580
Prepaid and other current assets	113,829	97,126

Total current assets	4,843,882	4,467,462
Property, plant and equipment, net	165,981	159,433
Goodwill	1,301,135	1,296,597
Other assets	247,814	292,201

Total assets	6,558,812	6,215,693

Less liabilities:
Current liabilities:
Borrowings due within one year	306,260	316,016
Accounts payable	1,807,123	1,654,154
Accrued expenses and other	502,983	468,154

Total current liabilities	2,616,366	2,438,324
Long-term debt, less due within one year	857,105	918,810
Other long-term liabilities	26,340	27,376

Total liabilities	3,499,811	3,384,510

Shareholders’ equity	$3,059,001	$2,831,183

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST HALVES ENDED
	DECEMBER 30,	DECEMBER 31,
	2006	2005
Cash flows from operating activities:
Net income	$163,231	$74,533
Non-cash and other reconciling items:
Depreciation and amortization	25,983	32,975
Deferred income taxes	42,441	2,044
Non-cash restructuring and other charges	—	12,945
Other, net	28,359	33,708
Changes in (net of effects from business acquisitions):
Receivables	(201,972)	(333,864)
Inventories	18,018	(52,590)
Accounts payable	124,802	134,322
Accrued expenses and other, net	10,195	(65,073)

Net cash flows provided by (used for) operating activities	211,057	(161,000)

Cash flows from financing activities:
Issuance of notes in public offerings, net of issuance costs	296,085	246,483
Repayment of notes	(505,035)	(256,325)
Proceeds from bank debt, net	127,636	58,111
Proceeds from (repayment of) other debt, net	850	(578)
Other, net	9,570	23,579

Net cash flows (used for) provided by financing activities	(70,894)	71,270

Cash flows from investing activities:
Purchases of property, plant, and equipment	(27,619)	(24,067)
Cash proceeds from sales of property, plant and equipment	962	1,629
Acquisitions of operations, net	(4,180)	(304,022)

Net cash flows used for investing activities	(30,837)	(326,460)

Effect of exchange rates on cash and cash equivalents	3,784	(2,537)

Cash and cash equivalents:
— increase (decrease)	113,110	(418,727)
— at beginning of period	276,713	637,867

— at end of period	$389,823	$219,140

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	SECOND		FIRST
	QUARTERS ENDED		HALVES ENDED
	DECEMBER 30,	DECEMBER 31,	DECEMBER 30,	DECEMBER 31,
SALES:	2006	2005	2006	2005
Electronics Marketing	$2,333.8	$2,257.3	$4,769.2	$4,368.5
Technology Solutions	1,557.4	1,501.8	2,770.4	2,658.9

Consolidated	$3,891.2	$3,759.1	$7,539.6	$7,027.4

OPERATING INCOME (LOSS):
Electronics Marketing	$119.1	$91.5	$244.7	$161.5
Technology Solutions	64.0	55.3	103.0	87.8
Corporate	(19.3)	(18.9)	(38.9)	(36.9)

	163.8	127.9	308.8	212.4
Restructuring, integration and other charges	—	(32.4)	—	(46.2)

Consolidated	$163.8	$95.5	$308.8	$166.2

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
SECOND QUARTER AND FIRST HALF OF FISCAL 2007
(1) The results for fiscal 2006 included restructuring, integration and other charges, amounting to $32,423,000 pre-tax (of which $7,536,000 is included in cost of sales), $21,360,000 after tax and $0.14 per share on a diluted basis for the second quarter, and $46,209,000 pre-tax (of which $7,536,000 is included in cost of sales), $31,366,000 after tax and $0.20 per share on a diluted basis for the first half of fiscal 2006. The integration costs and substantially all of the restructuring charges resulted from certain actions taken and costs incurred in all three regions resulting from the July 5, 2005 acquisition and integration of Memec. These charges included severance related to reduction of Avnet headcount and consolidation of certain Avnet facilities resulting from the integration of Memec’s personnel and facilities, in addition to write-downs of certain owned assets and capitalized IT-related initiatives that were rendered redundant as a result of the Memec acquisition. Also included in the restructuring, integration and other charges for the second quarter of fiscal 2006 were the write-down of certain inventory for terminated lines, with such charges recorded through cost of sales in the accompanying consolidated statement of operations, and the write-down to fair market value of two owned warehouse and administrative buildings that the Company has vacated.
(2) During the first half of fiscal 2007, the Company incurred debt extinguishment costs amounting to $27,358,000 pre-tax, $16,538,000 after tax and $0.11 per share on a diluted basis. In September 2006, the Company elected to redeem on October 12, 2006 all of its outstanding 9 3/4% Notes due February 15, 2008. The costs incurred as a result of the election notice included $20,322,000 for a make-whole redemption premium, $4,939,000 associated with the termination of two interest rate swaps that hedged $200,000,000 of the 9 3/4% Notes, and $2,097,000 to write-off certain deferred financing costs. The Company used the net proceeds from the issuance in the first quarter of $300,000,000 principal amount of 6.625% Notes due September 15, 2016, plus available liquidity, to repurchase the 9 3/4% Notes on October 12, 2006.
During the first half of fiscal 2006, the Company incurred debt extinguishment costs amounting to $11,665,000 pre-tax, $7,052,000 after tax and $0.05 per share on a diluted basis. These costs related to the Company’s repurchase of $254,095,000 principal amount of the Company’s 8.00% Notes due November 15, 2006. The Company used the proceeds from the issuance during the first quarter of $250,000,000 principal amount of 6.00% Notes due September 1, 2015, plus cash on hand, to fund this repurchase.